LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower
15 East Fifth Street • Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 • Fax: (918) 587-2881

Exhibit 23.1

Consent of Independent Petroleum Consultants

We hereby consent to the use of the name Lee Keeling and Associates, Inc. and to the incorporation by reference of our report entitled "Estimated Proved, Probable and Possible Reserves and Future Net Cash Flow from Properties in Kentucky and Tennessee" with an effective date of December 31, 2014, which appears in the annual report on Form 10-K of TN-K Energy Group, Inc. for the year ended December 31, 2014.

Phillip W. Grice

Phillip W. Grice
Secretary/Treasurer

Lee Keeling and Associates, Inc.

Lee Keeling and Associates, Inc.
Oklahoma Registered Professional
Engineering Firm CA 49 PE

Tulsa, Oklahoma
June 2, 2015